Dec 28, 2022
Ossa F. Fisher
via Aurora Operations, Inc.
Dear Ossa,

It is my pleasure to extend you an offer to join Aurora Operations, Inc. (“Aurora” or “we”) as its President. The remainder of this letter agreement (the “Agreement”), and its attachments, discuss the details of this offer. This Agreement shall be effective as of the date signed below (the “Effective Date”).

1.Title/Position. As noted above, your title will be President, and you will be a full-time employee in our Coppell, Texas office. You will report to Aurora’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Aurora.

2.Base Salary. Your annual base salary will be $500,000, and will be payable, less any applicable withholdings, in accordance with Aurora’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by the Compensation Committee (the “Committee”) of the Board of Directors of Aurora Innovation, Inc., Aurora’s parent (“Parent”), as applicable, in its sole discretion.

3.Annual Bonus. Effective for the annual bonus paid in 2024, you will be eligible to receive a target annual bonus equal to 40% of the base salary you were paid by Aurora during the preceding calendar year. This bonus is payable in the sole discretion of the Committee, and will be determined based on your individual and Aurora’s overall performance. It will be subject to all applicable deductions and withholdings, and to the extent permitted by applicable law, you must be employed by Aurora at the time the bonus is paid in order to be eligible to receive it. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Committee, in its sole discretion.

4.Equity Awards. If you decide to join Aurora, it will be recommended to the Committee following your start date that Parent grant you (a) an award of restricted stock units covering 2,000,000 shares of Aurora’s Class A Common Stock (“RSUs”), plus (b) an option to purchase 2,000,000 shares of Aurora’s Class A Common Stock, at a price per share equal to the closing price of Aurora’s Class A Common Stock on the date of the grant (the “Option” and, together with the RSUs, the “Equity Awards”). The Equity Awards shall be subject to the terms and conditions described on Exhibit A hereto. You will be eligible to receive additional equity awards pursuant to any plans or arrangements Parent may have in effect from time to time. The Committee will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.Employee Benefits. You will be eligible to participate in the benefit plans and programs established by Aurora for its employees from time to time, subject to their applicable terms and

280 N. Bernardo Ave. • Mountain View • California • 94043

conditions, including without limitation any eligibility requirements. Aurora reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.Proprietary Agreement. Like all Aurora employees, you will be required to sign Aurora’s standard Proprietary Information and Inventions Agreement (“PIIA”) prior to starting employment at Aurora. A copy of the PIIA is attached to this offer letter.

7.At-Will Employment. Aurora is an “at-will” employer. Your employment with Aurora will be for no specific period of time. Your employment with Aurora will be “at will,” meaning that either you or Aurora may terminate your employment at any time and for any reason, or no reason. Any contrary representations that may have been made to you are hereby superseded. This is the full and complete agreement between you and Aurora on this term. Aurora may modify your job duties, title, compensation and benefits, as well as its personnel policies and procedures from time to time as necessary and in its sole discretion. However, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Aurora (other than you).

8.Miscellaneous.
a.As required by law, your employment with Aurora is contingent upon your providing legal proof of your identity and authorization to work in the United States.
b.Your offer of employment with Aurora is contingent upon the satisfactory completion of a background check.
c.Trade Compliance.
i.Restricted Parties Lists Verification. This offer of employment and your continued employment with Aurora is contingent upon verification that you and, if applicable, your affiliated entity/institution do not appear on any of the Restricted Parties Lists maintained by the United States Government that will prevent Aurora from transacting (including but not limited to financial transactions) or engaging in certain type of activities with you, directly or indirectly.
ii.Export License Determination. If an export control license is required in connection with your employment, this offer is also contingent upon Aurora’s receipt of the necessary export license and any similar government approvals. Your employment with Aurora will commence following receipt of such export license and governmental approvals and is conditioned upon your (a) maintaining your employment with Aurora, and (b) continued compliance with all conditions and limitations imposed by such license and governmental approvals. If, for any reason, such export license and governmental approvals cannot be obtained within a commercially reasonable time from your date of signature on this offer of employment, with such reasonable time to be determined in Aurora’s sole discretion, then this offer will automatically terminate and have no force and effect. Additionally, should an export license become necessary at any point following the commencement of your employment with Aurora, no export-controlled items, information, and/or code will be released to you until such license and any similar government approvals are obtained. Aurora is not obligated to apply for any export license or other government approval that may be required in connection with your employment, and Aurora cannot guarantee that any such license or similar approvals will be granted, if sought.

280 N. Bernardo Ave. • Mountain View • California • 94043

d.This Agreement, including Exhibit A hereto, together with the PIIA, constitutes the entire agreement between you and Aurora regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and Aurora.
e.Except as provided herein, this Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of Aurora (other than you). Any amendment or modification to this Agreement made by you that is not agreed to in an express written agreement signed by a duly authorized officer of Aurora (other than you) after your request for such amendment or modification will render this Agreement and Aurora’s signature hereto null and void.

* * * * *
We’re thrilled to have you join the team!

Very truly yours,
AURORA OPERATIONS, INC.
/s/ Chris Urmson
By: Chris Urmson
Title: Chief Executive Officer

I have read and accept this employment letter, including the terms and conditions attached as Exhibit A, and the PIIA.
Signature of Employee: /s/ Ossa Fisher
Dated: 12/29/2022

280 N. Bernardo Ave. • Mountain View • California • 94043

Exhibit A
Equity Awards Terms and Conditions

As described in the offer letter to which this Exhibit A is attached (the “Offer Letter”), if you decide to join Aurora, it will be recommended to the Committee following your start date that Parent grant you Equity Awards. Capitalized terms used herein that are not otherwise defined shall have the meanings given to them in the Offer Letter.

1.Vesting Terms.
A.The RSUs will generally vest on 4 specific dates each year: February 20, May 20, August 20 and November 20 (each a “quarterly vesting date”).
B.Vesting of RSUs is satisfied over a period of 4 years following your Vesting Commencement Date (described below) with a cliff as to 25% of shares time-vesting on the 1-year anniversary of your Vesting Commencement Date, and 1/16 time-vesting quarterly thereafter, in each case, subject to your continued employment.
C.Twenty-five percent (25)% of the shares subject to the Option shall vest 12 months after the Vesting Commencement Date, subject to your continuing employment with Aurora, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with Aurora.
D.Your Vesting Commencement Date will be the first quarterly vesting date after your start date.

2.Other Terms. Your Equity Awards shall be subject to the terms and conditions of Aurora’s Equity Incentive Plan, Restricted Stock Unit Agreement and Stock Option Agreement (as applicable), including vesting requirements. No right to any equity is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

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280 N. Bernardo Ave. • Mountain View • California • 94043